Exhibit 10.1

Xenonics Holdings, Inc.
2236 Rutherford Road
Suite 123
Carlsbad, CA 92008

EXHIBIT 10.1 TO FORM 8-K
July 3, 2008
Sent via Email «Email»
Mr. «AddressBlock»
Re:     Xenonics Holdings, Inc. – Warrant to Purchase Common Stock
Dear Mr. «LN»:
Our records show that you hold a Warrant dated July 23, 2003 to purchase «M___Shares» shares of the common stock of Xenonics Holdings, Inc., a Nevada corporation (“Xenonics”), at an exercise price of $«Exercise_Price» per share and with an expiration date of July 23, 2008.
Pursuant to the terms of this letter, Xenonics is offering you a choice to retain your Warrant with its existing terms or to amend your Warrant to include the following revised terms:
1.	The expiration date of your Warrant will be extended to 5:00 p.m., Pacific Standard Time, on January 23, 2009, which means that you will be able to exercise your Warrant up to that day and time;

2.	The exercise price of your Warrant will be increased to $«M_50_MarkUp» per share; and

3.	All other terms of your Warrant will remain unchanged.
If you desire to amend your Warrant to include the terms described above, please counter-sign this letter and return it to Lupita Anderson (landerson@xenonics.com, Fax 760-929-7570) as promptly as possible. Effective upon our receipt from you of the counter-signed letter, your Warrant will be amended in the manner described above. If we do not receive the counter-signed letter from you by 5:00 p.m., Pacific Daylight Time, on July 21, 2008, your Warrant will not be amended and it will expire on July 23, 2008.
If you have any questions about this letter, please contact Lupita Anderson, Investor Relations at 760-448-9770 or landerson@xenonics.com.
Sincerely,

Richard S. Kay
Chief Financial Officer

I agree to the amendment of my Warrant on the terms described above.

Warrant Holder:
Title of signatory for an entity:

(760) 448-9700
Fax: (760) 438-1184
xenonics@xenonics.com
www.xenonics.com